EXHIBIT 20.1

NISSAN MASTER OWNER TRUST RECEIVABLES - 2005-A
Monthly Servicer's Report for the month ended December 31, 2005

Period	Collection	Accrual	Distribution	Series Allocation Percentage at Month-End	45.71%
From	01-Dec-05	15-Dec-05	17-Jan-06	Floating Allocation Percentage at Month-End	79.70%
To	31-Dec-05	17-Jan-06
Days

Description of Collateral			Expected Final	Accumulation	Early Redemption
On the Distribution Date, the Series 2005-A balances were:			Payment Date	Period	Period
			9/15/2006	3/1/2006	No
	Notes	$800,000,000.00

Principal Amount of Debt	$800,000,000.00
Required Overcollateralization	106,515,580.72
Incremental Overcollateralization Amount	0.00
Series Nominal Liquidation Amount	$906,515,580.72

Required Participation Amount	958,515,580.72	Accumulation Account
Excess Receivables	226,406,731.39	Beginning	$0.00

Total Collateral	$1,184,922,312.11	Additions	$0.00
		Ending Balance	$0.00
Collateral as Percent of Notes	148.12%

NMOTR Trust Pool Activity
During the past Collection Period, the following activity occurred:
		Distributions to Investors
	NMOTR	Days	33
	Total Pool	LIBOR	4.369380%
Beginning Gross Principal Pool Balance	$2,729,979,760.68	Applicable Margin	0.030000%
Total Principal Collections	(1,078,289,472.52)		4.399380%
Investment in New Receivables	1,149,892,318.98
Receivables Added for Additional Accounts	-		Actual	Per $1000
Repurchases	-	Interest	$3,226,212.00	$3.40
Principal Default Amounts	-	Principal	$0.00	$0.00
Principal Reallocation	-	Unused Fee	$0.00	$0.00
New Series Issued During Collection Period				$3.40
Less Net CMA Offset	(207,467,937.82)
Less Servicing Adjustment	(2,097,111.57)	Total Due Investors	$3,226,212.00	4.399380%
Ending Balance	$2,592,017,557.75	Servicing Fee	755,429.65
		Excess Cash Flow	$849,193.12
SAP for Next Period	54.29%

Average Receivable Balance	$2,540,086,260.81
Monthly Payment Rate	42.45%	Reserve Account

Interest Collections		Required Balance	$6,000,000.00
During the past collection period, the following activity occurred:		Current Balance	6,000,000.00
		Deficit/(Excess)	$0.00
	NMOTR
	Total Pool
Total Interest Collections	$12,774,019.51
Principal Reallocations	0.00
Recoveries on Receivables Written Off	0.00
Total Available	$12,774,019.51